Exhibit 3.02

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MENU SITES, INC.

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

FIRST:

The first of the articles of incorporation is amended to change the name of the corporation from Menu Sites, Inc. to CNE Communications, Inc.

SECOND:

The date of the first amendment’s adoption is March 9, 2001.

THIRD:

The amendment was approved by the shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.

Signed this ninth day of March, 2001

/s/ Larry M. Reid________

By: Larry M. Reid, President